Exhibit 4(a)(5)(1)

FIRST AMENDMENT TO THE LOAN AGREEMENT (the “First Amendment Agreement”) entered into as of June 28, 2012, by and among:

I.                                        Gruma, S.A.B. de C.V., a sociedad anónima bursátil de capital variable organized and existing under the laws of Mexico, as borrower (the “Borrower” or the “Company”), and

II.                                   Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch, a financial institution organized under the laws of the Netherlands, acting through its New York Branch, as lender (the “Lender”).

WHEREAS

I.                                   The Borrower and the Lender entered into that certain Loan Agreement dated as of June 15, 2011 (the “Original Loan Agreement”), whereby, the Lender agreed to make available to the Borrower, subject to the terms and conditions therein stated, a revolving line of credit in an aggregate principal or face amount not exceeding US$50’000,000.00 (fifty million Dollars 00/100) to repay existing Indebtedness and for general corporate purposes.

II.                              The Borrower has requested that the Lender increase the amount of the Commitment under the Original Loan Agreement in an additional amount of US$50’000,000.00 (fifty million Dollars 00/100), in order for the total available amount of the Commitment to be US$100’000,000.00 (one hundred million Dollars 00/100).

Ill.                                  The legal representatives of the Borrower hereby expressly recognize the legal capacity and authority of the legal representatives of the Lender appearing to the execution and delivery of this First Amendment Agreement; and in reliance on the representations and warranties contained herein, the legal representatives of the Lender hereby expressly recognize the legal capacity and authority of such legal representatives of the Borrower appearing to the execution and delivery of this First Amendment Agreement.

IV.                               The Lender is willing, on the terms and subject to the conditions hereinafter set forth, to enter into the First Amendment Agreement.

NOW THEREFORE, in consideration of the foregoing and of the terms, conditions, representations and warranties set forth herein, the parties hereby agree as follows:

SECTION 1
TERMS AND DEFINITIONS

1.01                        General Rule. All terms defined in the Loan Agreement and not otherwise defined herein shall have the meanings assigned to such terms in the Loan Agreement when used herein.

1.02                   Terms Generally. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will”, shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein).

SECTION 2
AMENDMENTS

2.01                   Purpose. The parties hereby agree to amend certain terms and provisions of the Loan Agreement, as set forth below, and agree that all remaining terms and provisions of the Loan Agreement shall remain unaltered and in full force and effect, except to the extent that such remaining terms and provisions are in conflict with or are inconsistent with the terms and provisions of this First Amendment Agreement, in which case (i) the terms and provisions of this First Amendment Agreement shall supersede the terms and provisions of the Loan Agreement and govern the obligations of the parties, and (ii) the Loan Agreement shall be deemed to be further amended to the extent necessary to conform the terms and provisions thereof with the terms and provisions of this First Amendment Agreement.

2.02                   Main Covenants. The parties hereby agree to amend the Loan Agreement as of the effective date of this First Amendment Agreement, in order to increase the amount of the Commitment in an additional amount of US$50’000,000.00 (fifty million Dollars 00/100), in order for the total available amount of the Commitment to be US$100’000,000.00 (one hundred million Dollars 00/100) as of the effective date of this First Amendment Agreement.

2.03                   Amendments to Article 1 of the Loan Agreement. In order to reflect the parties’ agreements set forth in Section 2.02 hereof, the parties hereby agree to amend Article 1.01 (Certain Defined Terms) of the Loan Agreement, in order to amend the definitions of “Commitment”, “Financing Documents” and “Loan Agreement”, and (ii) include the definition of “First Amendment Agreement”, in order for such provisions to be read, as of the effective date of this First Amendment Agreement, as follows:

““Agreement” or “Loan Agreement” means this Loan Agreement, as amended by means of the First Amendment Agreement, and as from time to time amended, supplemented, restated or otherwise modified.”

“Commitment” means the obligation of the Lender to make Loans to the Company hereunder in a principal amount at any time outstanding not to exceed US$100'000,000.00 (one hundred million Dollars 00/100).

““Financing Documents” means this Agreement, the Notes, each Notice of Borrowing, any Assignment and Acceptance, and all other related amendments, agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto, in each case as such Financing Document may be amended, supplemented or otherwise amended from time to time.”

“First Amendment Agreement” means that certain First Amendment Agreement to the Loan Agreement dated June 28, 2012 by and among the Borrower and the Lender.”

SECTION 3
CONDITIONS PRECEDENT

3.01 Conditions Precedent for Amendments. The amendments, modifications and changes agreed hereunder shall not become effective until the date on which the following conditions have been duly met and the Lender shall have received each of the documents described below, each of which shall be satisfactory to the Lender in form and substance, provided that such conditions and the Lender shall have received such documents, on or prior to 3:00 p.m., New York City time, on the date which is 15 (fifteen) calendar days following the date hereof:

(a)                                 the Lender shall have received the fees due and payable to it under Section 4.04 hereof, including, reimbursement or payment of all reasonable and documented expenses required to be reimbursed or paid by the Borrower pursuant to Section 5.06 hereof;

(b)                                 the Lender shall have received an opinion dated on or prior to the date of execution of this First Amendment Agreement of Mr. Salvador Vargas, Esq., General Counsel of the Borrower, substantially in the form of Exhibit “1” hereunder;

(c)                                  the Lender shall have received an opinion dated on or prior to the effective date of this First Amendment Agreement, of the Mexican counsel to the Lender in form and substance satisfactory to the Lender; and

(d)                                 the Lender shall have received a certificate dated on or prior to the date of execution of this First Amendment Agreement signed by a Responsible Officer of the Borrower, stating that:

(i)                                     the representations and warranties contained in Article V of the Loan Agreement are true and correct on and as of such date, as though made on and as of such date;

(ii)                                  no Default or Event of Default has occurred and is continuing; and

(iii)                               there has occurred since March 31, 2012, (A) no event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect and (B) no event or circumstance of a financial, political or economic nature in Mexico which has had or could reasonably be expected to have a material adverse effect on the ability of the Borrower to perform its obligations under the Loan Agreement or any other Financing Document.

SECTION 4
REPRESENTATIONS AND WARRANTIES, COVENANTS AND FEES

4.01 Representations and Warranties. The Borrower hereby represents and warrants to the Lender that all representations and warranties made by it under Article V (Representations and Warranties) of the Loan Agreement are true and correct as of the date hereof, and the Borrower hereby ratifies for all legal purposes, each and all of such representations and warranties as if they were made as of the date hereof.

4.02 Additional Representations and Warranties. The Borrower hereby represents and warrants to the Lender that:

(a)                                      The Company is a sociedad anonima bursátil de capital variable duly organized and validly existing under the laws of Mexico; and the Borrower and each of its Subsidiaries:

(i)                                          is duly organized and validly existing under the laws of its corresponding jurisdiction;

(ii)                                       has all requisite corporate power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) conduct its business and to own its Properties except to the extent that the failure to obtain any such governmental license, authorization, consent or approval could not reasonably be expected to have a Material Adverse Effect and (ii) (with respect to the Borrower only) to execute, deliver and perform all of its obligations under this First Amendment Agreement; and

(iii)                                    is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith could not reasonably be expected to have a Materil Adverse Effect.

(b)           The execution and delivery of, and performance by the Company under this First Amendment Agreement have been duly authorized by all necessary corporate action, and do not and will not:

(i)            contravene the terms of the Company’s acta constitutiva or estatutos sociales in effect,

(ii)                                  conflict with or result in any breach, violation or contravention of, or the creation of any Lien under, or give rise to any right to accelerate or require prepayment, repurchase or redemption of any obligation under or constitute a default in respect of (i) any document evidencing any Contractual Obligation to which the Company is a party or (ii) any order, injunction, writ or decree of any Governmental Authority to which the Company or its Property is subject; or

(iii)                               violate or contravene any Requirement of Law.

(c)           This First Amendment Agreement has been duly executed and delivered by the Company. This First Amendment Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, concurso mercantil, quiebra, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability (regardless of whether enforcement thereof is sought in a proceeding at law or in equity).

4.03        Covenants. The Borrower hereby represents and warrants to the Lender that, as of the date of Execution of this First Amendment Agreement, it has timely and duly complied with each and all covenants assumed by it pursuant to Article VI (Affirmative Covenants) and Article VII (Negative Covenants) of the Loan Agreement.

4.04        Fees. (a) The Borrower agrees to pay to the Lender, during the next 5 (five) calendar days following the execution date hereof, a structuring fee equal to US$300,000.00 (three hundred thousand Dollars 00/100).

(b)           The Parties agree that the additional increased amount of the Commitment pursuant to this First Amendment Agreement shall be taken into account, for purposes of the Commitment Fee payable by the Borrower to the Lender pursuant to paragraph (b) of Article 2.09 of the Loan Agreement, since and including, the effective date of this First Amendment Agreement.

(c)           All fees payable hereunder shall be paid on the dates due, in immediately available funds. Fees paid shall not be refundable under any circumstances, except for manifest error.

SECTION 5
MISCELLANEOUS

5.01        No Novation. The parties hereby agree that this First Amendment Agreement does not constitute a novation of the original obligations contained in the Loan Agreement, and that all arrangements and understandings among the parties not expressly amended hereby shall continue in full force and effect and shall continue to bind the parties as intended at the moment of the execution of the Loan Agreement. The Loan Agreement, as specifically amended by this First Amendment Agreement, shall remain in full force and effect and is hereby ratified and confirmed.

The execution, delivery and performance of this First Amendment Agreement shall not constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of the Lender under the Loan Agreement.

This First Amendment Agreement shall be construed in conjunction and as one with the Loan Agreement, and the Loan Agreement shall, where the context requires, be read and construed throughout so as to incorporate this First Amendment Agreement.

5.02        Execution in Counterparts; Effectiveness. This First Amendment Agreement may be executed in any number of counterparts, and by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts taken together shall constitute but one and the same instrument.

5.03        Headings. Chapter and section headings in this First Amendment Agreement are included for convenience of reference only and shall not constitute a part of this First Amendment Agreement for any other purpose or be given any substantive effect.

5.04        Severability. If any provision contained in or obligation under this First Amendment Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

5.05        Notices. The parties appoint as their corresponding conventional domiciles for purposes of this First Amendment Agreement, such originally appointed in the Loan Agreement.

5.06        Costs and Expenses. The Borrower shall pay all reasonable and documented expenses (including Attorney Costs) incurred by the Lender in connection with the preparation and execution of this First Amendment Agreement and the other related documents, up to an amount that shall not exceed US$3,500.00 (three thousand five hundred Dollars 00/100). All amounts due under this Section shall be payable within 5 (five) Business Days after demand.

5.07 Governing Law; Jurisdiction. This First Amendment Agreement shall be subject to the applicable governing law and jurisdiction provided in the Loan Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment Agreement to be executed by their respective duly authorized representatives as of the day and year first written above.

[SIGNATURE PAGE FOLLOWS]

THE BORROWER

GRUMA, S.A.B. DE C.V.

/s/ Raul Cavazos Morales	/s/ Rodrigo Martinez Villarreal
By: Raul Cavazos Morales	By: Rodrigo Martinez Villarreal
Title: Attorney-In-Fact	Title: Attorney-In-Fact

THE LENDER
COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK
NEDERLAND”, NEW YORK BRANCH

/s/ Brett Delfino		/s/ Anthony Liang
By:	Brett Delfino	By:	Anthony Liang
Title:	Executive Director	Title:	Managing Director

(This signature page corresponds to the First Amendment Agreement dated June 28, 2012)